As filed with the Securities and Exchange Commission on October 26, 2004

Registration No.  333-xxxxxx

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATIONAL SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	95-2095071
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2900 Semiconductor Drive

P.O. Box 58090

Santa Clara, California 95052-8090

(Address of principle executive offices)

Registrant’s telephone number including area code: (408)721-5000

NATIONAL SEMICONDUCTOR CORPORATION DEFERRED COMPENSATION PLAN

(Full title of the plan)

JOHN M. CLARK III, Esq.

Senior Vice President, General Counsel

and Secretary

NATIONAL SEMICONDUCTOR CORPORATION

2900 Semiconductor Drive, P.O. Box 58090

Santa Clara, CA 95052-8090

(408)721-5000

(Name, address and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
Deferred Compensation obligations (2)	$70,000,000		100%	$70,000,000.00	$8,869.00
Common Stock $0.50 par value	5,000,000	shs	$16.60	$83,000,000.00	$10,516.10
Preferred Stock Purchase Rights		(3)

(1)                                  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. As to Common Stock, based on the average of the high and low prices of the Common Stock on October 22, 2004 of $ 16.60  per share, as reported on the New York Stock Exchange Composite Transactions, which is used as the estimate offering price solely for the purpose of determining the registration fee, in accordance with Rule 457(h).

(2)                                  The deferred compensation obligations to which this Registration Statement relates (the “Deferred Compensation Obligations”) arise under the National Semiconductor Corporation Deferred Compensation Plan (the “Plan”) and are unsecured obligations of National Semiconductor Corporation to pay deferred compensation in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(3)                                  Each share of Common Stock includes one Preferred Stock Purchase Right issued under the Rights Agreement, dated as of August 8, 1988, as amended, between the Registrant and EquiServe Trust Company, N.A. (fka The First National Bank of Boston) as Rights Agent.

PART I

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Securities Act Rule 428(b).  Such documents are not being filed as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

National Semiconductor Corporation (the “Company”) has agreed to permit participants in its Deferred Compensation Plan (“Plan”) to direct investment of their Plan accounts in National Semiconductor Corporation Common Stock. This Registration Statement covers the Deferred Compensation Obligations and the offering of such shares to participants pursuant to terms of the Plan. The Company shall not be issuing any shares to the Plan, as any investments directed by participants to be made in National Semiconductor Corporation Common Stock will be effected through open market purchases of the Common Stock made by the Plan trustee. Similarly, any dispositions of National Semiconductor Corporation Common Stock directed by participants will be effected through open market sales made by the Plan trustee.

I-I

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                                                     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents which have been filed with the Commission by the Company (also referred to herein as the “Registrant”) under Commission File Number 1-6453 by the Company are hereby incorporated by reference in this Registration Statement:

(a)                                  The Company’s Annual Report on Form 10-K for the fiscal year ended May 30, 2004, including the portions of the Company’s 2004 Annual Report and the Company’s Proxy Statement for the 2004 Annual Meeting of Stockholders incorporated therein by reference;

(b)                                 The Company’s Reports on Form 8-K filed June 10, 2004; June 16, 2004; August 11, 2004; September 9, 2004; and October 4, 2004;

(c)                                  The description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed September 8, 1970; and

(d)                                 The description of the Preferred Stock Purchase Rights contained in the Company’s Registration Statement on Form 8-A filed August 9, 1988 and any amendments thereto filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                                                     DESCRIPTION OF SECURITIES

The Company’s Common Stock is registered under Section 12 of the Exchange Act and thus, the requirements of Item 4 with respect to the Common Stock are not applicable.

The following description of the Deferred Compensation Obligations of the Company under the National Semiconductor Corporation Deferred Compensation Plan, as amended (the “Plan”) is qualified by reference to the Plan. Capitalized terms used in this Item 4 and not otherwise defined in this Registration Statement shall have the respective meanings attributed to such terms in the Plan.

The Deferred Compensation Obligations incurred by the Company under the Plan are unsecured general obligations of the Company, and will rank equally with other unsecured and unsubordinated indebtedness of the Company, from time to time outstanding, payable from the general assets of the Company. Because the Company has subsidiaries, the right of the Company, and hence the right of creditors of the Company (including Participants in the Plan), to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

Under the Plan, the Company provides eligible employees of the Company with the opportunity to elect to defer a portion of the compensation otherwise payable to the eligible employee consistent with the terms of the Plan. The portion of the Participant’s salary compensation that is deferred depends on the Participant’s election in effect at the beginning of the calendar year. Eligible employees may also elect to defer incentive compensation that would otherwise be paid under the Company’s Executive Officer Incentive Plan and the Key Employee Incentive Plan. Amounts deferred are maintained in a rabbi trust and participants direct the investment of their Plan Accounts by selecting the investment alternatives offered by the Plan.

The amounts deferred under the Plan represent an obligation of the Company to make payments to the Participant at some time in the future. The amount that the Company is required to pay under the terms of the Plan is equal to the deferrals made by the Participant, as adjusted for gains or losses attributable to the investment of such deferrals as chosen by the Participants from among the designated investment alternatives, all of which is reflected in the Accounts maintained in the rabbi trust. The amount that is payable by the Company to the Participants under the Plan is increased by additional amounts that represent Annual Matching Restoration Amounts and Annual Profit Sharing Restoration Amounts credited by the Company.

Currently, the investment alternatives available under the Plan are identical with the investment alternatives available for participant directed investment in the RASP. The investments for Participants’ Accounts may be varied from time to time at the discretion of the Committee. Participants may elect to have any amounts invested in any of the other available investment alternatives treated as transferred to and invested in the Company’s Common Stock under the Plan.

A Participant is immediately vested in all deferrals made by the Participant

(and income and gain attributable thereto). A Participant becomes vested in the portion of his or her Account attributable to Annual Profit Sharing Restoration Amounts (and income and gain attributable thereto) in accordance with the vesting rules under the RASP (i.e., generally 20% per year) subject to earlier vesting in certain circumstances.

The amounts payable to Participants under the Plan are distributed in accordance with the distribution provisions of the Plan. Generally, such distributions are made on a date pre-selected by the Participant or upon termination of employment. Distributions are payable in cash in a single lump sum or installment payments, as chosen by the Participant.

The Company reserves the right to amend or partially or completely terminate the Plan, provided that such amendment or termination does not result in any reduction of a Participant’s Account balance, including previous earnings or losses, as of the date of such amendment or termination.

ITEM 5.                                                     INTERESTS OF NAMED EXPERTS AND COUNSEL

In connection with the filing of the Registration Statement, John M. Clark III, Esq. has rendered an opinion to the Company. At the time of rendering such opinion, Mr. Clark had a substantial interest in the Company, as defined by the rules of the Securities and Exchange Commission, in that the fair market value of the 35,985 shares of Common Stock owned directly and indirectly by him and the 668,000 shares of Common Stock subject to options held by him exceeds $50,000.  Also at such time, Mr. Clark was connected with the Company in that he was Senior Vice President, General Counsel and Secretary of the Company.

ITEM 6.                                                     INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful dividends and stock repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.  Article Thirteenth of the Company’s Second Restated Certificate of Incorporation (the “Certificate”) provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as a director, except as provided in Section 102 of the DGCL.

Section 145 of the DGCL provides that in the case of any action other than one by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145 of the DGCL provides that in the case of an action by or in the right of a corporation to procure a judgment in its favor, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in such capacity on behalf of another corporation or enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under standards similar to those set forth in the preceding paragraph, except that no indemnification may be made in respect of any action or claim as to which such person shall have been adjudged to be liable to the corporation, unless a court determines that such person is fairly and reasonably entitled to indemnification.

Article Thirteenth of the Company’s Certificate provides that the Company shall to the extent permitted by law indemnify any person for all liabilities incurred by or imposed upon him as a result of any action or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he shall be involved by reason of the fact that he is or was serving as a director, officer or employee of the Company or that, at the request of the Company, he is or was serving another corporation or enterprise in any capacity.  Article VIII of the Company’s By-Laws provides for indemnification of any person who was or is a party to any threatened, pending or completed action, or to any derivative proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in that capacity for another corporation, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct unlawful.

The Company has purchased and maintains at its expense, on behalf of directors and officers, insurance, within certain limits, covering liabilities that may be incurred by them in such capacities.

ITEM 7.                                                     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.                                                     TABLE OF EXHIBITS

4.1                                 Second Restated Certificate of Incorporation of the Company, as amended (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-3 Registration No. 33-52775, which became effective March 22, 1994); Certificate of Amendment of Certificate of Incorporation dated September 30, 1994 (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-8 Registration No. 333-09957 which became effective August 12, 1996); Certificate of Amendment of Certificate of Incorporation dated September 22, 2000 (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-8 Registration No. 333-48424, which became effective October 23, 2000).

4.2                                 By-Laws of the Company. (Incorporated by reference from the Exhibits to the Company’s Form 10-K for the fiscal year ended May 26, 2002 filed August 16, 2002).

4.3                                 Form of Common Stock Certificate (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-3 Registration No. 33-48935, which became effective October 5, 1992).

4.4                                 Rights Agreement (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form 8-A filed August 10, 1988); First Amendment to the Rights Agreement dated as of October 31, 1995 (incorporated by reference from the Exhibits to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A filed December 11, 1995); Second Amendment to the Rights Agreement dated as of December 17, 1996 (incorporated by reference from the Exhibits to the Company’s Amendment No. 2 to the Registration Statement on Form 8-A filed January 17, 1997); Certificate of Adjusted Purchase Price on Number of Shares dated April 23, 2004 filed by National Semiconductor Corporation with the Rights Agent (incorporated by reference from the Exhibits to the Company’s Amendment No. 3 to Registration Statement on Form 8-A filed April 26, 2004).

5.1                                 Opinion re Legality.

10.1                           National Semiconductor Corporation Deferred Compensation Plan.

23.1                           Consent of Independent Registered Public Accounting Firm.

23.2                           Consent of Counsel (Included in Exhibit 5).

24.1                           Power of Attorney.

ITEM 9.                                                     UNDERTAKINGS

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement that are incorporated by reference in the registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforeceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 25th day of October, 2004.

NATIONAL SEMICONDUCTOR CORPORATION

By	BRIAN L. HALLA*
Brian L. Halla
Chairman of the Board, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by or on behalf of the following persons in the capacities indicated on the 25th day of October, 2004.

BRIAN L. HALLA*		Chairman of the Board, President and Chief
(Brian L. Halla)		Executive Officer (Principal Executive Officer)

LEWIS CHEW *		Senior Vice President and
(Lewis Chew)		Chief Financial Officer

ROBERT E. DeBARR*		Controller
(Robert E. DeBarr)

STEVEN R. APPLETON*		Director
(Steven R. Appleton)

GARY P. ARNOLD*		Director
(Gary P. Arnold)

RICHARD J. DANZIG*		Director
(Richard J. Danzig)

ROBERT J. FRANKENBERG*		Director
(Robert J. Frankenberg)

E. FLOYD KVAMME*		Director
(E. Floyd Kvamme)

EDWARD R. McCRACKEN*		Director
(Edward R. McCracken)

MODESTO A. MAIDIQUE*		Director
(Modesto A. Maidique)

*By:	//S// JOHN M. CLARK III	Attorney-in-Fact
John M. Clark III

NATIONAL SEMICONDUCTOR CORPORATION

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1

Second Restated Certificate of Incorporation of the Company, as amended (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-3 Registration No. 33-52775, which became effective March 22, 1994); Certificate of Amendment of Certificate of Incorporation dated September 30, 1994 (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-8 Registration No. 333-09957 which became effective August 12, 1996); Certificate of Amendment of Certificate of Incorporation dated September 22, 2000 (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-8 Registration No. 333-48424, which became effective October 23, 2000); Certificate of Adjusted Purchase Price on Number of Shares dated April 23, 2004 filed by National Semiconductor Corporation with the Rights Agent (incorporated by reference from the Exhibits to the Company’s Amendment No. 3 to Registration Statement on Form 8-A filed April 26, 2004).

4.2	By-Laws of the Company. (incorporated by reference from the Exhibits to the Company’s Form 10-K for the fiscal year ended May 26, 2002 filed August 16, 2002).

4.3	Form of Common Stock Certificate (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form S-3 Registration No. 33-48935, which became effective October 5, 1992).

4.4

Rights Agreement (incorporated by reference from the Exhibits to the Company’s Registration Statement on Form 8-A filed August 10, 1988); First Amendment to the Rights Agreement dated as of October 31, 1995 (incorporated by reference from the Exhibits to the Company’s Amendment No. 1 to the Registration Statement on Form 8-A filed December 11, 1995); Second Amendment to the Rights Agreement dated as of December 17, 1996 (incorporated by reference from the Exhibits to the Company’s Amendment No. 2 to the Registration Statement on Form 8-A filed January 17, 1997).

5.1	Opinion re Legality.

10.1	National Semiconductor Corporation Deferred Compensation Plan.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (Included in Exhibit 5).

24.1	Power of Attorney.